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                                                                      EXHIBIT 11


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                                                                      EXHIBIT 11

                            FIRST BRANDS CORPORATION
                   COMPUTATION OF NET INCOME PER COMMON SHARE

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
                                                            PRIMARY                                    FULLY DILUTED
                                                      YEAR ENDED JUNE 30,                           YEAR ENDED JUNE 30,
                                                  1995                   1994                   1995                   1994
                                           -------------------    -------------------    -------------------    -------------------
                                                                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

Components of Net Income Per Common
  Share:

     Income before extraordinary loss...         $43,190                $60,166                $43,190                $60,166

     Extraordinary loss.................          (4,493)              --                       (4,493)              --
                                              ----------             ----------             ----------             ----------

     Net income.........................         $38,697                $60,166                $38,697                $60,166
                                              ----------             ----------             ----------             ----------
                                              ----------             ----------             ----------             ----------

Average common shares outstanding during
  the period............................          22,040                 21,926                 22,040                 21,926

Average treasury shares held during the
  period................................            (826)              --                         (826)              --

Common shares issuable with respect to
  common equivalents for stock
  options...............................             244                    243                    348                    309
                                              ----------             ----------             ----------             ----------

Average common and common equivalent
  shares outstanding....................          21,458                 22,169                 21,562                 22,235
                                              ----------             ----------             ----------             ----------
                                              ----------             ----------             ----------             ----------

Earnings per share:

     Income before extraordinary loss...         $  2.01                $  2.71                $  2.00                $  2.71

     Exraordinary loss..................           (0.21)              --                        (0.21)              --
                                              ----------             ----------             ----------             ----------

     Net income.........................         $  1.80                $  2.71                $  1.79                $  2.71
                                              ----------             ----------             ----------             ----------
                                              ----------             ----------             ----------             ----------
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